As filed with the Securities and Exchange Commission on November 12, 2021

Registration Statement No. 333-248826

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

FORM S-11

FOR REGISTRATION
UNDER

THE SECURITIES ACT OF 1933 OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Healthcare Trust, Inc.

(Exact name of registrant as specified in its governing instruments)

650 Fifth Avenue, 30th Floor
New York, New York 10019
(212) 415-6500

(Address, including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Edward M. Weil, Jr.

Chief Executive Officer and President 650 Fifth Avenue, 30th Floor New York, New York 10019

(212) 415-6500

(Name, Address, including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Michael J. Choate, Esq. Proskauer Rose LLP 70 West Madison, Suite 3800 Chicago, Illinois 60602 (312) 962-3567	Dean M. Colucci, Esq. Duane Morris LLP 1540 Broadway New York, NY 10036 (212) 692-1000

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment No. 2 to Form S-11 Registration Statement (Commission File No. 333-248826) is being filed to deregister all of the shares of the Company’s 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, that were registered under the Registration Statement but remained unsold as of the termination of the offering.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE —
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-11 (Commission File No. 333-248826), originally filed by Healthcare Trust, Inc., a Maryland corporation (the “Company”), with the Securities and Exchange Commission on September 15, 2020 (the “Registration Statement”), registering up to $15.0 million shares of the Company’s 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (“Securities”), for resale, from time to time, by the selling stockholder named in the Registration Statement.

The Company has no further obligation to maintain effectiveness of the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, this Post-Effective Amendment No. 2 is being filed to terminate the effectiveness of the Registration Statement and to remove from registration all Securities registered but not sold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 12, 2021.

HEALTHCARE TRUST, INC.

By:	/s/ Edward M. Weil, Jr.
Edward M. Weil, Jr.
Chief Executive Officer and President (Principal Executive Officer)

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement.